Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Principal at Risk Securities Linked to the U.S. Global Jets ETF due May 3, 2029

Term Sheet to Preliminary Pricing Supplement dated April 7, 2026

Summary of Terms

Issuer:	Bank of Montreal
Market Measure:	The U.S. Global Jets ETF (the “Underlier”)
Pricing Date*:	April 30, 2026
Issue Date*:	May 5, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the closing value of the Underlier on any call date is greater than or equal to the threshold value, the securities will be automatically called, and on the related call settlement date, investors will receive the face amount plus the call premium applicable to that call date.

Call Dates* and Call Premiums:	Call Dates	Call Premium†
	May 5, 2027	At least 9.50%
	November 5, 2027	At least 14.25%
	May 5, 2028	At least 19.00%
	November 6, 2028	At least 23.75%
	April 30, 2029 (the “final calculation day”)	At least 28.50%

† to be determined on the pricing date.
Call Settlement Date:	Three business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount (per security):	If the securities are not automatically called: $1,000 × (performance factor on the final calculation day + buffer amount)
Performance Factor:	The ending value divided by the starting value (expressed as a percentage)
Stated Maturity Date*:	May 3, 2029
Starting Value:	The closing value of the Underlier on the pricing date
Ending Value:	The closing value of the Underlier on the final calculation day
Threshold Value:	85% of the starting value.
Buffer Amount:	15%
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and a distribution expense fee of up to 0.075%
CUSIP:	06376KMA3
Material Tax Consequences:	See the preliminary pricing supplement

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date. Not all call dates reflected; reflects only the first, third, and final call dates for illustrative purposes only.

If the securities are not automatically called, which means that the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Underlier in excess of the buffer amount, and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the Underlier on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of the Underlier beyond the applicable call premium.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $964.10 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $914.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/927971/000121465926004415/z427263424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called, You Will Lose Some, And Possibly Up to 85%, Of The Face Amount Of Your Securities At Maturity.

•	The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In The Underlier.

•	The Securities Do Not Pay Interest.

•	Higher Call Premiums Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlier

•	Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underlier.

o	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

o	Changes That Affect The Underlier Or The Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underlier.

o	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Fund Underlying Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

o	An Investment Linked To The Shares Of The Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

o	There Are Risks Associated With The Underlier.

o	Anti-Dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

•	The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets.

•	The Securities Are Subject To Risks Relating To Emerging Markets.

•	The Securities Are Subject To Currency Exchange Rate Risk.

•	The Equity Securities Composing the Underlier Are Concentrated in the Airline Industry.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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